CERTAIN IDENTIFIED INFORMATION HAS BEEN EXECULED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AIRCRAFT ACQUISITION AGREEMENT

THIS AGREEMENT shall be effective the date as herein executed below (the "Effective Date").

BETWEEN:

STARFIGHTERS INTERNATIONAL, INC., a corporation organized and domesticated in the United States of America and having a mailing address at Kennedy Space Center (KSC) Starfighters Facility (LLF), Merritt Island, Florida 32953

(the "Purchaser")

OF THE FIRST PART

AND

AEROVISION LLC, a limited liability company organized and domesticated in the United States of America and having a mailing address at 720 Mullet Rd., Suite N-251, Cape Canaveral, Florida 32920

(the "Seller" and collectively with the Purchaser, the "Parties" and each, a "Party")

OF THE SECOND PART

WHEREAS:

A. The Seller desires to offer for sell various aircraft and associated spares equipment to the Buyer, and; the Buyer desires to purchase various aircraft and associated spares equipment offered from the Seller (the "Aircraft Transactions"), which such aircraft and associated spares equipment shall be delineated as attached ANNEX(s) as set forth in this Agreement;

B. The attached ANNEX(s) shall be sequentially enumerated (PHASE) each specifying, terms and conditions of each transaction. Each specific Aircraft Transaction shall be in the form of a Definitive Agreement with a corresponding Bill of Sale and associated closing documents.

C. This Agreement, the ANNEX(s) and the respective aircraft contemplated Definitive Agreement(s) may be amended and or extended on a case-by-case basis as mutually agreed and executed by the parties herein.

NOW THEREFORE, the premises, representations, warranties and covenants of each party contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0 CONSIDERATION

1.1         Definitive Agreement: The parties shall use their reasonable best efforts to complete a Definitive Agreement for each contemplated Aircraft Transaction (PHASE) delineated in enumerated ANNEX(s).

1.2         Initial Deposit Advance ("Initial Deposit Advance"): Upon execution of this Agreement, Purchaser shall cause to make an Initial Deposit Advance in the amount of Five Million Dollars ($5,000,000.00) via bank wire which must be received as quickly as available from the closing of funds from the RegA offering (no longer than 10 business days from the signing of this document) payable to Seller, in accordance with wire transfer instructions provided herein attached as EXHIBIT A. The initial Deposit Advance shall be "PHASE 1" of this Agreement and credited towards the contemplated Aircraft Transactions.

1.3         Aircraft subject to this Agreement: The subject aircraft contemplated for acquisition are:

A. (12) F-4 Phantom II aircraft that are located OCONUS (Outside Continental United States) subject to and contingent upon strict compliance and approval, as stated herein in Section 2.2, regarding ITAR and ThirdParty Transfer (TPT) approval registration through the U.S. Department of State (PM/RSAT). The subject aircraft requiring BATF import approval into the CONUS (Continental United States). The subject aircraft would be deregistered from the military registry country of export, then application to register with the Federal Aviation Administration (FAA), accordingly upon the closing of the contemplated transaction.

B. (1) MD-83 with FAA Registration: N572AA, and; (1) DC-9 with FAA Registration: N932NA.

C. The subject aircraft are used-serviceable surplus aircraft offered as-is-where-is with no warranteeguarantee expressed or implied.

1.4         Closing Balance: The respective Definitive Agreement(s) shall provide that:

A. The "PHASE 2" payment of five million dollars ($5,000,000.00) to account for eight (8) aircraft will be paid by December 15, 2024.

B. The "PHASE 3" payment of five million dollars ($5,000,000.00) to account for four (4) aircraft will be paid by March 15, 2025.

1.5         Additional Purchase: The respective Definitive Agreement(s) shall provide that;

A. Purchaser shall enter into a Fourth Definitive Agreement ("PHASE 4") for the sale of (2) aircraft that will be used for Zero-G operations; (1) MD-83 with FAA Registration: N572AA, and; (1) DC-9 with FAA Registration: N932NA. The collective purchase price in the amount of five million dollars ($5,000,000.00). The parties shall use their reasonable best efforts to complete the PHASE 4 - Fourth Definitive Agreement by April 15, 2025.

B. The Definitive Agreement(s) shall include the disbursement of closing balance, the final executed approved sale agreement, FAA Bill of Sale (form AC8050-2), and other customary closing documents upon full and final payment of the aforementioned Aircraft Transactions.

1.6         Exclusivity: While this Agreement remains in effect, the Seller will not solicit, negotiate, accept, encourage, consider or otherwise pursue any offer or inquiry from any person or entity, or engage in discussions or other communications or furnish any information regarding, any acquisition or disposition of any interest in the contemplated subject Aircraft.

1.7         Confidentiality and Non-Circumvention: There shall be a period of (24) months which is legally binding from the date of this Agreement specific to the disclosure of the information provided herein that shall be held in confidence. The information is strictly confidential and agree to not disclose to any other third party. The Parties involved in this transaction may learn from one another, or from principals, the names and all contact information of sources, representatives, and agencies, hereinafter called contacts. The Parties with this acknowledge, accept and agree that the identities of the contacts will be recognized by the other Party as exclusive and valuable contacts of the introducing Party and will remain so for duration as stated and will not circumvent the other Party. The Parties agree to keep strictly confidential the names of any contacts introduced or information revealed to the other Party, and that their firm, company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees, or consultants will not contact, at any point or time, deal with, negotiate or participate in any transactions with any of the contacts disclosed.

2.0 MISCELLANEOUS

2.1         Governance: This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the State of Florida and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Florida in respect of all disputes arising hereunder.

2.2         Compliance with ITAR Regulations: The contemplated acquisition are subject to and contingent upon strict compliance and Registration approval with U.S. Department of State - Directorate of Defense Trade Controls (DDTC), and BATF-Implements of War (Cat VIII). The Aircraft including the associated spares package and support are subject to ITAR -INTERNATIONAL TRAFFIC IN ARMS REGULATIONS, AECA (Arms Export Control Act), Export Administration Regulations (EAR), U.S. Technology Transfer Regulations, and U.S. Import/Export Regulations, Third-Party-Transfer (TPT) approval. To the extent the obligations of the parties involve access to security information classified U.S. Government "Confidential" or higher, the provisions of applicable U.S. Government regulations shall apply. Accordingly, the Parties shall comply with all U.S. Laws and Regulations of the United States applicable to the contemplated property and articles. The End-Use of such contemplated property shall be for the utilization of U.S. Government Contracts which includes Research, Development, Testing and Evaluation (RDT&E) for military services and training support, commercial air services and space related activities.

2.3         Default and Termination: Termination of this Agreement may occur in the event of default that (i) either Party fails to comply with any applicable law or regulation, or misrepresent any material fact concerning or pertaining to this contemplated transaction; (ii) in the event the Parties do not execute a Definitive Agreement within the time period as set forth (including any extension); or (iii) on the mutual written agreement of the Parties. On any termination, this Agreement and all agreements written or verbally communicated will terminate in their entirety and the Parties will have no further obligation of the contemplated transaction.

2.4         Execution and Delivery: This Agreement may be executed and delivered in any number of original or electronic counterparts, each of which when executed and delivered shall be considered an original and all of which taken together shall constitute one and the same instrument.

2.5         Further Assurances: The parties herein shall execute and deliver such further documents and take such further action as may be necessary to effectuate the intent and purpose of this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date herein stated on the following page.

[ SIGNATORIES ON FOLLOWING PAGE ]

STARFIGHTERS INTERNATIONAL, INC.

/s/ Rick Svetkoff	Dated:	10-31-2024	Richard Svetkoff, President CEO
Per: Authorized Signatory			Printed Name and Representative Title

Notarization:

STATE OF FLORIDA )(

 )(

COUNTY OF _POLK_______ )(

BEFORE ME, the undersigned authority, personally appeared Richard Svetkoff who has provided Government issued I.D. as identification, who has executed the foregoing statement.

SUBSCRIBED AND SWORN to before me, this _31__ day of Oct.__, 2024.

/s/ Raquel Ortiz
_________________________________________
NOTARY PUBLIC - State of Florida

AEROVISION LLC.

/s/ Hunter Daniels	Dated:	10-31-2024	Hunter Daniels, CEO, Manager
Per: Authorized Signatory			Printed Name and Representative Title

Notarization:

STATE OF FLORIDA )(

 )(

COUNTY OF _POLK_______ )(

BEFORE ME, the undersigned authority, personally appeared Hunter Daniels who has provided Government issued I.D. as identification, who has executed the foregoing statement.

SUBSCRIBED AND SWORN to before me, this _31__ day of Oct.__, 2024.

/s/ Raquel Ortiz
_________________________________________
NOTARY PUBLIC - State of Florida

EXHIBIT A

PAYMENT BANK WIRE TRANSFER INSTRUCTIONS

MAKE PAYABLE TO:

WELLS FARGO BANK, N.A.

[****]

[****]

Tel: [****]

Branch Manager: [****]

ABA ROUTING#: [****]

Swift Code: [****]

Credit to:

AEROVISION LLC.

ACCOUNT#: [****]

ANNEX-PHASE 1

INITIAL DEPOSIT ADVANCE PAYMENT: $5,000,000.00 (FIVE MILLION DOLLARS)

- Credited towards the contemplated Aircraft Transactions

ANNEX-PHASE 2

Payment of five million dollars ($5,000,000.00) to account for eight (8) aircraft will be paid by December 15, 2024.

- Definitive Agreement

- Closing Documents

ANNEX-PHASE 3

Payment of five million dollars ($5,000,000.00) to account for four (4) aircraft will be paid by March 15, 2025.

- Definitive Agreement

- Closing Documents

ANNEX-PHASE 4

Payment of five million dollars ($5,000,000.00) to account for four (2) aircraft will be paid by April 15, 2025. Zero-G operations; (1) MD-83 with FAA Registration: N572AA, and; (1) DC-9 with FAA Registration: N932NA.

- Definitive Agreement

- Closing Documents